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                                                                   EXHIBIT 4.02

                           INVESTOR RIGHTS AGREEMENT

        THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is dated as of June 21, 2000, by and between CUPERTINO ELECTRIC, INC., a Delaware corporation formerly known as Delaware Synergism, Inc. (the "Company"), BANCAMERICA CAPITAL INVESTORS SBIC I, L.P., a Delaware limited partnership ("BancAmerica"), TA/ADVENT VIII L.P., a Delaware limited partnership ("TA/Advent VIII"), TA/ATLANTIC AND PACIFIC IV L.P., a Delaware limited partnership ("TA/AP IV"), TA EXECUTIVES FUND LLC, a Delaware limited liability company ("TA Executives"), TA INVESTORS LLC, a Delaware limited liability company ("TA Investors"), TA SUBORDINATED DEBT FUND, L.P., a Delaware limited partnership ("TA Sub Debt"), GPH CE PARTNERS, a Delaware partnership ("GPH CE") and 2000 EXCHANGE PLACE FUND, LLC, a Delaware limited liability company ("Exchange Place"). TA/Advent VIII, TA/AP IV, TA Executives, TA Investors, TA Sub Debt, GPH CE and Exchange Place may be referred to herein collectively as "TA." Each of BancAmerica and TA may be referred to herein as an "Investor" and collectively, as the "Investors."

                              Statement of Purpose

        The Company, the Investors, James S. Ryley and Walter E. Ryley, Eugene
A. Ravizza, Claranne R. Long, the Claranne Ravizza Long Trust, the Ravizza Children's Trust II and the Ravizza Children's Trust III (the "Selling Stockholders") have entered into a Senior Subordinated Note, Warrant and Common Stock Purchase Agreement dated as of June 21, 2000 (the "Purchase Agreement") providing for the issuance to certain Investors of Notes (as defined in the Purchase Agreement) and Warrants (as defined in the Purchase Agreement) by the Company and the sale to certain Investors of Common Stock (as defined in the Purchase Agreement) by the Selling Stockholders. The parties hereto desire to agree to certain aspects of their relationship as holders of such Notes, Warrants and Common Stock pursuant to this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        SECTION 1. Definitions.

        For the purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Additional Shares of Common Stock" means all shares of Common Stock issued after the date hereof other than: (a) shares issued in connection with a Stock Dividend or a Stock Subdivision, (b) Warrant Shares, (c) shares issued upon the exercise or conversion of Options or Convertible Securities outstanding on the date hereof, other than Incentive Stock Plan Pool Shares, and (d) Incentive Stock Plan Pool Shares.

        "Board" means the Board of Directors of the Company.

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        "Certificate of Incorporation" means the Certificate of Incorporation of the Company as in effect immediately after the Effective Time.

        "Convertible Securities" means evidences of indebtedness, shares of stock or other securities that, directly or indirectly, are exchangeable for or exercisable or convertible into Common Stock.

        "Demand Registration" means a demand registration requested pursuant to
Section 6(b) hereof.

        "Equity Holder" means each Investor and any other holder of any portion of the Warrant Securities or the Purchased Capital Stock.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value Per Share" means as of a particular date (a) if the Common Stock is Publicly Traded at the time of determination, the average of the closing prices on such day of the Common Stock on all domestic securities exchanges on which the Common Stock is then listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, if on any such day the Common Stock is not so listed, the closing price quoted on the Nasdaq Stock Market or if there have been no sales on the Nasdaq Stock Market on such day the average of the highest bid and lowest asked prices quoted on the Nasdaq Stock Market on such day, or if on any day such security is not quoted on the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty (20) days consisting of the day as of which "Fair Market Value" is being determined and the nineteen (19) consecutive Business Days prior to such day; or (b) if the Common Stock is not Publicly Traded at the time of determination, the value of a share of Common Stock based on the per share price for which all the outstanding shares of Common Stock (on a Fully Diluted basis, assuming receipt of applicable consideration for any conversion, exchange or exercise of any Convertible Securities or Options) could be sold in an arm's-length transaction to a third party, treating the Company and its subsidiaries as a going concern and assuming such sale was between a willing buyer and a willing seller and without regard to any discount for minority interest, restrictions on transfer or lack of marketability. The Fair Market Value Per Share shall be determined initially by the Board of Directors of the Company in good faith within ten (10) days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to the Equity Holders who have delivered a Put Notice or a notice pursuant to
Section 5(b) or as required by Section 7(c)(vi). Such determination shall be binding on each Equity Holder unless such Equity Holder objects thereto in writing within ten (10) Business Days of receipt. In the event the Company and an Equity Holder cannot agree on the Fair Market Value Per Share within ten
(10) Business Days of the date of such Equity Holder's objection, the Fair Market Value Per Share shall be determined by a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) mutually selected by the Company and such Equity Holder, the fees and expenses of which shall be paid fifty percent (50%) by the Company and fifty

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percent (50%) by such Equity Holder unless (i) such determination results in a
Fair Market Value Per Share more than one hundred ten percent (110%) of the Fair Market Value Per Share initially determined by the Company in which case such fees and expenses shall be borne by the Company or (ii) such determination results in a Fair Market Value Per Share less than ninety percent (90%) of the Fair Market Value Per Share initially determined by the Company in which case such fees and expenses shall be borne by such Equity Holder. Any selection of a disinterested appraiser shall be made in good faith within seven (7) Business Days after the end of the last ten (10) Business Day period referred to above and any determination of Fair Market Value Per Share by a disinterested appraiser shall be made within thirty (30) days of the date of selection.

        "Fully Diluted" means, with respect to the Common Stock, as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding Options then vested and exercisable as having been exercised and by treating all outstanding Convertible Securities then convertible or exchangeable as having been so converted or exchanged; provided, that for purposes of Section 7 if at any time of determination, the event giving rise to any adjustment under Section 7 would trigger any anti-dilution rights of such Options or Convertible Securities or otherwise increase the number of shares of Common Stock subject to such Options or into which such Convertible Securities are convertible or exchangeable, the number of shares of Common Stock deemed to be outstanding immediately after such issuance shall include also such increase in the number of shares of Common Stock subject to such Options or into which such Convertible Securities are convertible or exchangeable.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Incentive Stock Plan" means the incentive stock plan or plans which the Company may establish on or after the date hereof, and pursuant to which the Company may issue Options to purchase shares of Common Stock to officers, employees, directors, independent contractors, and third party consultants and vendors providing services to the Company.

        "Incentive Stock Plan Pool Shares" means (a) up to 89,268 shares of Common Stock (subject to appropriate adjustment for Stock Dividends, Stock Subdivisions and Stock Combinations) issued or issuable pursuant to Options granted under the Incentive Stock Plan during the Incentive Stock Restricted Period and (b) any shares of Common Stock issued or issuable pursuant to Options granted under the Incentive Stock Plan thereafter; provided, that in no event shall the exercise price per share of Common Stock obtainable upon exercise of any such Options be less than the fair market value thereof on the date of grant as determined in good faith by the Company's Compensation Committee; and provided, further, that in no event shall the number of shares of Common Stock issuable to members of the Ravizza Family and the Ryley Family pursuant to Options granted under the Incentive Stock Plan during the Incentive Stock Restricted Period exceed 16,738 shares (subject to appropriate adjustment for Stock Dividends, Stock Subdivisions and Stock Combinations).

        "Incentive Stock Restricted Period" means the twenty-four month period commencing the date hereof.

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        "Legally Available Funds" means, with respect to any redemption of the
Securities pursuant to Section 5 hereof, the amount of funds of the Company legally available for such redemption as required under Section 160 of the Delaware General Corporation or any comparable provision of any succeeding laws.

        "NASD" means the National Association of Securities Dealers, Inc.

        "Option" shall mean any option, warrant or other right to subscribe for or purchase shares of Common Stock.

        "Other Securities" shall mean any stock and other securities of the Company or any other Person which Holder at any time shall be entitled to receive pursuant to Section 7 hereof in lieu of or in addition to Common Stock.

        "Publicly Traded" means, with respect to any security, that such security is (a) listed on a domestic securities exchange, (b) quoted on the Nasdaq Stock Market or (c) traded in the domestic over-the-counter market, which trades are reported by the OTC Bulletin Board, the National Quotation Bureau, Incorporated, or any similar successor organization.

        "Registrable Securities" means all shares of Common Stock constituting Purchased Capital Stock or Warrant Securities currently owned or hereafter acquired by the Investors and their successors and any assignee that acquires in excess of 10% of the Purchased Capital Stock and Warrant Securities (assuming full exercise of the Warrants), whether pursuant to conversion or exercise of securities convertible into Common Stock or Options, warrants or other rights to subscribe for Common Stock or otherwise, and any other common equity securities of the Company issued in exchange for, upon a reclassification of, or in a distribution with respect to, the Common Stock. Registrable Securities shall cease to be Registrable Securities when (i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) the entire amount of Registrable Securities held by a particular Person are or, in the opinion of counsel reasonably satisfactory to the Company, may be distributed to the public during any ninety (90) day period pursuant to Rule 144 (or any successor provision then in force) under the Securities Act.

        "Restrictions on Purchase" means the occurrence of any of the following at the time of the closing of a redemption under Section 5: (i) the purchase of the Securities is prohibited by the terms of the Senior Credit Agreement (unless such prohibition has been expressly waived by the requisite lenders thereunder) or (ii) the Company would not have sufficient Legally Available Funds to redeem the Securities.

        "Sale of the Company" has the meaning assigned thereto in the Stockholders Agreement.

        "Senior Credit Agreement" means Credit Agreement dated as of June 21, 2000 among the Company, various financial institution and Bank of America N.A., as agent, as in effect on the date hereof and as changed, amended, supplemented or otherwise modified, or refunded,

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replaced or refinanced in compliance with the requirements of Section 10.11 of the Purchase Agreement.

        "Stockholders Agreement" means the Stockholders Agreement dated as of the date hereof, by and among the Company, the Investors and the other stockholders of the Company.

        "Stock Combination" means a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

        "Stock Dividend" means a dividend payable in, or other distribution of, Common Stock.

        "Stock Subdivision" means a subdivision of outstanding shares of Common Stock into a larger number of shares of Common Stock, including without limitation by means of a stock split.

        "Warrant Securities" means the Warrants and the Warrant Shares.

        "Warrant Shares" means (a) the shares of Common Stock or Other Securities issued or issuable under the Warrants and, (b) all other shares of the Company's Capital Stock issued with respect to such shares pursuant to
Section 3 or Section 7 or by way of Stock Dividend, Stock Subdivision or other reclassification or in connection with any merger, consolidation, share exchange, recapitalization or other reorganization affecting the Company's Capital Stock, or acquired by way of any rights offering or similar offering made in respect of the Capital Stock referred to in this clause (b) or the foregoing clause (a).

        In addition to the foregoing definitions, the capitalized terms set forth in Exhibit A hereto shall have the meaning assigned to them in the Sections of this Agreement or the Purchase Agreement referenced in Exhibit A.

        SECTION 2. Termination of Rights under Certain Provisions.

        The rights under the following Sections of this Agreement shall terminate as follows: (a) the rights under Sections 3, 4, 5 and 7 shall expire upon the later of the consummation of a Qualified Public Offering and the repayment of the Notes in full and (b) the rights under Section 6 shall expire when all Registrable Securities cease to be Registrable Securities by the terms of Section 6 pursuant to the definition of Registrable Securities, provided, however, the indemnity and contribution covenants contained in Section 6(h) shall survive any termination pursuant to this Section 2 in accordance with
Section 6(h)(v); and provided, further, that all rights of an Equity Holder with respect to Put Securities covered by a Put Notice or notice under Section 5(b) delivered prior to the consummation of a Qualified Public Offering and the repayment of the Notes in full in accordance with Section 5(a) or 5(b) shall survive any termination pursuant to this Section 2.


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        SECTION 3. Contractual Preemptive Rights.

        (a) Eligible Offering. Except as otherwise provided in Section 3(d), the Company hereby grants to each Equity Holder the right to purchase a portion of any future offering of equity securities of the Company or of any security or other obligation convertible into or exchangeable for or carrying rights or options to purchase equity securities of the Company (an "Eligible Offering"). The portion of any Eligible Offering which such Equity Holder may purchase shall bear the same ratio to the aggregate amount of securities covered by such Eligible Offering as the number of shares of Common Stock on a Fully Diluted basis owned by such Equity Holder bears to the total number of shares of Common Stock on a Fully Diluted basis owned by all stockholders of the Company at the time of such Eligible Offering. If participating in any Eligible Offering pursuant to the terms of this Section 3 would require any Equity Holder and the Company to make a filing under the HSR Act, such Equity Holder and the Company shall expeditiously make any such required filings, the expenses of which (including any applicable filing fees and attorneys fees and expenses of such Equity Holder but exclusive of any internal expenses of such Equity Holder) shall be borne by the Company. If the HSR Act shall require the termination of a waiting period prior to any Equity Holder's purchasing securities in any Eligible Offering, the closing of the sale of securities to such Equity Holder pursuant to this Section 3 shall, notwithstanding any time periods specified herein, take place following the termination of such waiting period.

        (b) Notice of an Eligible Offering. Before issuing any securities pursuant to an Eligible Offering, the Company shall give written notice thereof to each Equity Holder. Such notice must specify the security or securities the Company proposes to issue and the consideration that the Company intends to receive for such security or securities and if such securities would constitute voting securities under the HSR Act shall offer to each Equity Holder the option to purchase non-voting securities freely convertible into such voting securities (with the terms of such non-voting securities to be reasonably acceptable to any Equity Holder that indicates a desire to purchase such non-voting securities). For a period of 15 Business Days following the delivery of such notice, each Equity Holder shall be entitled, by written notice to the Company, to elect to purchase up to the portion of the securities being sold in the Eligible Offering calculated in accordance with Section 3(a). If any such election is made by any Equity Holder, the Company shall sell to such Equity Holder, and such Equity Holder shall purchase from the Company, for the consideration and on the terms set forth in the Company's notice of such Eligible Offering, the number of securities that such Equity Holder has elected to purchase. The Company may sell the remainder of the securities to be sold in the Eligible Offering, if any, pursuant to the provisions set forth in Section 3(c).

        (c) Sale to Third Parties. If elections to exercise the rights pursuant to Section 3(a) are not made with respect to any securities included in an Eligible Offering within the 15 Business Day period described in Section 3(b), or if there remain securities to be sold after the sale of securities to the Equity Holders, then the Company may issue such securities to third persons, but only for a consideration not less than that set forth in the Company's notice and only within a period of 90 days after the 15 Business Day period describe in Section 3(b).

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        (d) Exception to Eligible Offering. The Equity Holders shall not have any preemptive rights under this Section 3 to purchase any of the following securities issued by the Company:

               (i) Warrant Shares;

               (ii) securities issued in connection with any Stock Dividend or Stock Subdivision;

               (iii) securities issued upon the exercise or conversion of Options and Convertible Securities outstanding on the date hereof, other than Incentive Stock Plan Pool Shares;

               (iv) Incentive Stock Plan Pool Shares; and

               (v) securities issued in connection with a Qualified Public Offering.

        SECTION 4. Option to Put.

        (a) Put Rights. Each Equity Holder may elect by giving the Company written notice thereof pursuant to Section 5(a), from time to time, at any time after the occurrence of a Put Event to sell to the Company (at a price established pursuant to Section 5(b)) the Warrant Securities or the Purchased Capital Stock or any portion thereof (collectively, the "Put Securities") and the Company shall be required to purchase such Put Securities or portion thereof in accordance with the terms hereof and Section 5.

        (b) Put Events. The right of the Equity Holders to require the Company to purchase the Put Securities or any portion thereof under Section 4(a) shall be exercisable upon or at any time or from time to time after the occurrence of any of the following events or circumstances, or upon the agreement or authorization by or on behalf of the Company or any of its stockholders to undertake any of the following (each a "Put Event"):

               (i) September 21, 2005;

               (ii) Any Change of Control;

               (iii) Except for the Mergers and Redemptions, any merger or consolidation in which the Company is not the surviving corporation, share exchange by the Company's stockholders, voluntary sale, conveyance, exchange, transfer or other disposition to another Person of all or substantially all of the assets of the Company and its Subsidiaries, or the liquidation, winding up or dissolution of the Company or any of its Subsidiaries; or

               (iv) the occurrence of an Event of Default.

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        SECTION 5. Manner of Redemption.

        (a) Put Notice. Each Equity Holder shall give notice of exercise (the "Put Notice") of the option under Section 4 to put the Put Securities or any portion thereof to the Company not less than 30 nor more than 60 days prior to the date set forth in the notice as the date fixed for redemption (the "Redemption Date"), to the Company (the date of delivery of the Put Notice, the "Exercise Date"). All redemption notices shall set forth the Redemption Date and the Put Securities to be redeemed.

        (b) Exercise Notice. Within 5 Business Days after receipt of a Put Notice from any Equity Holder, the Company shall give written notice of such exercise (the "Exercise Notice") to each other Equity Holder holding Put Securities (such other holders being referred to herein collectively as the "Other Holders"). Each Other Holder will have the right to participate in the redemption and require the Company to redeem all or any portion of such Other Holder's Put Securities by delivering written notice thereof to the Company within 10 Business Days following receipt of the Exercise Notice. All such notices delivered by such Other Holders will be deemed to have been delivered as of the date of the initial Put Notice and taken together will be deemed to be one exercise of the rights of such Equity Holders and Other Holders to put all or a portion of their Put Securities as provided hereunder.

        (c) Redemption Price. The purchase price (the "Redemption Price") of the Put Securities or any part thereof to be redeemed by the Company hereunder shall be calculated (for the purposes of a redemption under this Section 5) as of the Exercise Date (the "Redemption Price Calculation Date") and shall be equal to (i) in the case of any Warrant, the product of (A) the difference of
(1) the Put Price Per Share minus (2) the Exercise Price (as defined in the Warrant) per share then in effect multiplied by (B) that portion of the Warrant (expressed in shares of Common Stock) to be redeemed and (ii) in the case of any Warrant Shares or any Purchased Capital Stock, the product of (A) the Put Price Per Share multiplied by (B) that number of shares of Common Stock to be redeemed.

        The "Put Price Per Share" shall mean an amount equal to the highest of:

               (i) the Fair Market Value Per Share; and

               (ii) the book value per share of Common Stock determined in accordance with GAAP.

        (d) Closing. On the Redemption Date, the holders of the Put Securities to be redeemed shall surrender such Put Securities to the Company on tender by the Company of the Redemption Price in cash or other immediately available funds. Payment of the Redemption Price shall only be out of Legally Available Funds. In the event any appraisal to be conducted in connection with the determination of Fair Market Value Per Share has not been completed five (5) Business Days prior to the Redemption Date, the Redemption Date shall be postponed until five (5) Business Days after the completion of such appraisal.

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        (e) Partial Exercise. If a Warrant is redeemed only in part, the
Company shall issue a new warrant or warrants for the remaining portion of such Warrant, which warrant shall be registered in the name of and delivered to the appropriate holder. If any Warrant Shares or Purchased Capital Stock are redeemed only in part, the Company shall issue a new share certificate for the remaining Warrant Shares or Purchased Capital Stock, which share certificate shall be registered in the name of and delivered to the appropriate holder.

        (f) No Restrictive Agreements; Legally Available Funds.

               (i) Covenant Not to Impair Put Rights. The Company covenants and agrees that, after the date hereof, it shall not, without the prior written consent of the Required Equity Holders, enter into or agree to become subject to any term, condition, provision or agreement (other than pursuant to the Senior Credit Agreement) that would restrict in any way the performance of the Company's obligations under this Section 5.

               (ii) Restrictions on Purchase. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to redeem any portion of the Securities to the extent that at the time of the Redemption Date there exist any Restrictions on Purchase.

               (iii) Remedial Action. Upon receipt of a Put Notice, if the Company believes that at the time of the Redemption Date, the Company would not have sufficient Legally Available Funds to perform its obligations under this
Section 5, then the Company shall promptly use all reasonable efforts to cause such Legally Available Funds to become available in any manner permitted or contemplated by the Delaware General Corporation Law or any comparable provision of any succeeding laws. Upon receipt of a Put Notice, if there are any other Restrictions on Purchase, the Company shall promptly use all reasonable efforts to obtain relief from such Restrictions on Purchase, including effecting a refinancing, obtaining the consent of the requisite number of holders of Senior Indebtedness or otherwise, in each case, as soon as possible. If, notwithstanding the Company's reasonable efforts pursuant hereto, the Company is unable to fulfill its obligations under this Section 5 because of insufficient Legally Available Funds or due to the existence of one or more other Restrictions on Purchase, the Company shall give prompt written notice thereof to each Holder of Put Securities specifying in reasonable detail the nature thereof and the extent, if any, to which the Company would be able to fulfill its obligations under this Section 5.

               (iv) Equity Holder Options. If any Restrictions on Purchase exist on the proposed Redemption Date, then, notwithstanding anything to the contrary herein, the Company shall not be obligated to repurchase Put Securities on such Redemption Date to the extent of such Restrictions on Purchase and each Equity Holder may elect pursuant to written notice given by such Equity Holder to the Company: (A) that the put rights pursuant to the Put Notice shall remain exercised and the Redemption Date shall be deferred until fifteen (15) Business Days after all such Restrictions on Purchase cease to exist at which time the Redemption Price plus interest accruing from the Redemption Price Calculation Date at thirteen percent (13%) per annum compounded annually ("Interest") shall be paid to the holders of Put Securities to be redeemed; provided, that, as and to the extent that such Restrictions on Purchase cease to exist, the Company shall promptly make partial payments of the Redemption Price plus Interest accrued on such partial payment to the holders of Securities to be redeemed, in which case there shall be a series of redemptions, each of

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which shall take place as soon as practicable and in any event not more than five (5) Business Days after such Restrictions on Purchase have ceased to exist to an extent that would permit such partial payments of the Redemption Price in increments of not less than One Hundred Thousand Dollars ($100,000) ("Partially Available Funds"); or (B) the exercise of the put rights pursuant to Section 4(a) shall be rescinded in whole or in part at the option of such Equity Holder (with the result that such Equity Holder may require the Company to redeem the Put Securities held by it at any time thereafter).

        (g) Limit on Grant of Other Put or Redemption Rights. The Company covenants and agrees that from the date hereof, so long as any Equity Holder holds any Put Securities, the Company shall not grant, directly or indirectly, to any Person or agree to otherwise become obligated in respect of (i) any rights to require the Company to purchase or redeem equity securities of the Company upon the demand of any Person or (ii) rights in the nature or substantially in the nature of those set forth in Sections 4 and 5; in each case, without the prior written consent of the Required Equity Holders or unless such rights are expressly subject and subordinated to the put rights of the holders of Put Securities pursuant to Sections 4 and 5 on terms reasonably satisfactory to the Required Equity Holders; provided, however, nothing in this
Section 5(g) shall restrict the Company from obtaining or exercising any rights to purchase or redeem equity securities of the Company held by any other person. The Company represents and warrants that it has not previously entered into any agreement granting any such rights to any Person.

        (h) Qualified Public Offering. For a period of 120 days (the "QPO Standstill Period") from the date the Company notifies the Equity Holders that it has initiated the preparation of the Initial Public Offering that will be a Qualified Public Offering, the Equity Holders shall not be entitled to require the Company to redeem or complete the redemption of any Put Securities to be redeemed under Sections 4 and 5; provided, however, that (i) the QPO Standstill Period shall terminate immediately upon the Company's ceasing preparation of such Qualified Public Offering and (ii) the Company shall be entitled to only one QPO Standstill Period for the term of this Agreement. Upon the termination of the QPO Standstill Period, the Company shall immediately take all commercially reasonable measures to promptly redeem any Put Securities to be redeemed under Sections 4 and 5.

        SECTION 6. Registration Rights.

        (a) Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option, warrant or other right to purchase, or a security convertible into, Registrable Securities, whether or not such acquisition or conversion has actually been effected and whether or not there exist any restrictions or limitations on such acquisition or conversion. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option, warrant or other right or upon conversion of another security shall be deemed outstanding for the purposes of this Agreement. A holder of Registrable Securities who is a holder by possession of the right to acquire directly or indirectly Registrable Securities (upon conversion or exercise of any securities or otherwise) shall not be required to convert or exercise such security (or otherwise


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acquire such Registrable Securities) to participate in any registered offering hereunder prior to the closing of such offering.

        (b) Demand Registration.

               (i) Demand Registration by the Required Equity Holders. At any time nine months after the date on which the Company shall have consummated an Initial Public Offering, each of (A) BancAmerica, (B) TA and (C) holders of a majority of the Warrant Shares (the "Electing Investor") may make a written request for registration of Registrable Securities under the Securities Act, and under the securities or blue sky laws of any jurisdiction reasonably designated by the Electing Investor; provided, that subject to Section 6(b)(iii) below, the Company will not be required to effect more than one registration at the request of each Electing Investor pursuant to this Section 6(b)(i) and the Company will not be required to effect any such registration if such request relates to an offering reasonably expected to be less than $10.0 million of Registrable Securities. If, in the good faith determination of the Board, it would be seriously detrimental to the Company and its stockholders to proceed with the Demand Registration, the Company shall have the right to defer such Demand Registration for a period of not more than ninety (90) days; provided that such right to delay a Demand Registration shall be exercised by the Company not more than once for any Demand Registration.

               (ii) Company Obligation to Register. Each request for a Demand Registration pursuant to Section 6(b)(i) shall specify the amount of the Registrable Securities proposed to be sold, the intended method of disposition thereof and the jurisdictions in which registration is reasonably desired. Upon a request for a Demand Registration, the Company shall (x) promptly and in any event at least 30 days prior to the filing date give written notice of such request to all other holders of Registrable Securities (who shall, subject to subsection (iii) hereof, be entitled to participate in such registration on the same basis as the Electing Investor), and (y) with reasonable promptness and in any event not later than 60 days after the Company's receipt of such request, file a registration statement with the Commission relating to such Registrable Securities as to which such request for a Demand Registration relates and use its best efforts to cause all Registrable Securities that such other holders have requested to be registered to be registered under the Securities Act. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for a period of not less than nine
(9) months or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable). In any registration initiated as a Demand Registration, the Company shall pay all Registration Expenses in connection therewith, whether or not such Demand Registration becomes effective; provided, however, that the Company shall not be required to pay Registration Expenses in connection with a Demand Registration, the request of which has been subsequently withdrawn by the Electing Investor unless the withdrawal is based upon material adverse information concerning the Company of which the Electing Investor was not aware at the time of such request, in which case such Registration Expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

               (iii) Underwriting Procedures. If the Electing Investor so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 6(b)(iv). In such event, if the Approved Underwriter advises the Company, which advice shall be confirmed in writing, that in its opinion marketing considerations require a limitation on the number of securities to be sold, the Company shall include in such registration only the number of securities which, in the good faith opinion of such Underwriter, can be sold, selected in the following order:

                      (x) first, the Registrable Securities requested to be included by the holders of Registrable Securities in such registration; and if the number of such Registrable Securities exceeds the amount of securities the Approved Underwriter has opined can be sold, then such holders shall participate pro rata, based on the number of Registrable Securities requested to be included by each such holder; and

                      (y) second, any other securities entitled to be included in such registration, pro rata, based on the number of securities to be included by each holder thereof; provided, that such entitlement is not a violation of Section 6(j).

        To the extent Registrable Securities held by the Electing Investor are excluded from the offering to be made pursuant to the Demand Registration requested by the Electing Investor, then the Electing Investor shall have the right to one additional Demand Registration under this Section 6(b) with respect to such Registrable Securities. Such additional Demand Registration shall be subject to the provisions and limitations of this Section 6(b).

               (iv) Selection of Underwriters. In connection with requesting a Demand Registration of Registrable Securities pursuant to Section 6(b)(i), the Company may select and obtain an investment banking firm of first class national reputation to act as the managing underwriter of the offering (the "Approved Underwriter"); provided, that the Approved Underwriter shall, in any case, be acceptable to the Electing Investor in its reasonable judgment.

        (c) Piggy-Back Registration. If the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account, or an offering for the account of any stockholder of the Company or any group of such stockholders (other than a registration statement on Form S-4 or S-8 or any successor forms or any other forms not available for registering capital stock for sale to the public), then the Company shall give written notice of such proposed filing to each holder of Registrable Securities at least 30 days before the anticipated filing date, and such notice shall describe in detail the proposed registration and distribution (including whether the offering will be underwritten and those jurisdictions where registration under the securities or blue sky laws is intended) and offer such holders the opportunity to register the number of Registrable Securities as each such holder may request. The Company shall use its best efforts, within 10 days of the notice provided for in the preceding sentence, to cause the managing underwriter or underwriters of a proposed underwritten offering (the "Company Underwriter") to permit the holders of Registrable Securities who have requested to participate in the registration for such offering to include such Registrable Securities in such offering on the same terms and conditions as the securities of the

Company included therein, including execution of an underwriting agreement in customary form. Notwithstanding the foregoing, if the Company Underwriter delivers a written opinion to the holders of Registrable Securities that marketing considerations require a limitation on the number of securities to be sold, the Company shall include in such registration only that number of Registrable Securities which, in the good faith opinion of the Company Underwriter, can be sold, selected in the following order:

                  (i) first, the securities to be included in such registration statement by the Company;

                  (ii) second, the securities requested to be included in such registration pursuant to any demand registration;

                  (iii) third, Registrable Securities, pro rata, based on the number of securities requested to be included by each holder of Registrable Securities; and

                  (iv) fourth, other securities entitled to be included in such registration, pro rata, based on the number of securities requested to be included by each holder of such securities.

The Company shall bear all Registration Expenses in connection with any registration pursuant to this Section 6(c). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6(c) prior to the effectiveness of such registration whether or not any holder of Registrable Securities has elected to include securities in such registration.

        (d) Form S-3 Registration.

               (i) Requests for Registration on Form S-3. After its Initial Public Offering, the Company shall use its best efforts to qualify to register securities on Form S-3 (or any successor to such form). In addition to the rights contained in the foregoing provisions of this Agreement, any holder of Registrable Securities shall have the right to request the registration of any Registrable Securities on Form S-3 effective on the later of (x) nine months following the Initial Public Offering and (y) the date the Company has qualified for the use of Form S-3. All such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such holder or holders. If the Company shall receive from a holder of Registrable Securities a written request that the Company effect a registration on Form S-3 pursuant to this Section 6(d)(i), the Company shall (i) promptly give written notice of the proposed registration to all other holders of Registrable Securities and (ii) use its best efforts to effect as quickly as is reasonably practicable the registration of the Registrable Securities specified in such request, together with the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company. Registrations effected pursuant to this Section 6(d) shall not be counted as a Demand Registration for purposes of Section 6(b).

               (ii) Underwriting Procedures. If the holder of Registrable Securities requesting registration on Form S-3 so elects, the offering of such Registrable Securities pursuant to a registration effected pursuant to Section 6(d)(i) shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be an Approved Underwriter selected by such holder in the same manner as described in Section 6(b)(iv). In such event, if the Approved Underwriter advises the Company, which advice shall be confirmed in writing, that in its opinion marketing considerations require a limitation on the number of securities to be sold, then the Company shall include in such registration only the number of Registrable Securities which, in the good faith opinion of such Approved Underwriter, can be sold, selected in the order specified in Section 6(b)(iii).

        (e) Holdback Agreements.

               (i) Restrictions on Public Sale by Holders. In order to participate in a registration effected hereby, to the extent not inconsistent with applicable law, each holder of Registrable Securities agrees that it will not (other than pursuant to such registration) effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the period beginning on the date of filing of such registration statement and ending on the later of (i) 90 days after the effective date of such registration statement or the commencement of a public distribution of the Registrable Securities pursuant to such registration statement or (ii) the expiration of any lock-up period required by the underwriters, if any, of such offering; provided, that such restrictions shall not be more restrictive in duration or scope than restrictions imposed on (A) any other Person that has been granted registration rights by the Company, (B) any officer or director of the Company or (C) any holder of 5% of the outstanding shares of Common Stock, determined on a Fully Diluted basis; and, provided, further, that the Company will waive such restrictions if the Company waives similar restrictions imposed upon any Person described in clauses (A), (B) or (C). Nothing contained herein shall limit the ability of Affiliates of the Investors to engage in brokerage, investment advisory, investment company, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of business of such Affiliates.

               (ii) Restrictions on Public Sale by the Company. The Company agrees that it will not (other than pursuant to such registration) effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8 or any successor to such forms or any other forms not available for registering capital stock for sale to the public) during the period beginning on the filing of any registration statement in which the holders of Registrable Securities are participating and ending on the later of (i) 90 days after the effective date of any such registration statement and (ii) the expiration of any lock-up period required by the underwriters, if any, of such offering.

        (f) Registration Procedures.

               (i) Obligations of the Company. Whenever registration of Registrable Securities has been requested pursuant to Sections 6(b), (c) or (d) of this Agreement, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

                      (A) prepare and file with the Commission (as promptly as practicable, but in any event not later than 60 days after receipt of a request to file a registration statement with respect to Registrable Securities) a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its best efforts to cause such registration statement to become effective; provided, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall (X) provide one counsel selected by the holders of a majority of the Registrable Securities being registered in such registration ("Holders' Counsel") with an adequate and appropriate opportunity to participate in the preparation of such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, which documents shall be subject to the review of Holders' Counsel, and (Y) notify the Holders' Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

                      (B) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than nine months or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                      (C) as soon as reasonably possible, furnish to each seller of Registrable Securities, prior to filing a registration statement, copies of such registration statement as it is proposed to be filed, and thereafter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                      (D) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests, and to continue such qualification in effect in such jurisdictions for as long as is permissible pursuant to the laws of such jurisdictions, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, that the Company shall not be obligated to effect, or take any action to effect, any such registration or qualification in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration or qualification unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

                      (E) use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

                      (F) notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

                      (G) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Sections 6(b), (c) or (d)) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

                      (H) make available for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition pursuant to such registration statement, Holders' Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an "Inspector" and collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries' officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such registration statement. The Inspectors shall conduct their investigations in a manner reasonably calculated to minimize disruption of the Company's business operations. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (A) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or to confirm that no such misstatement or omission has been made, (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (C) the information in such Records has been made generally available to the public or is required to be filed with, or made available as supplemental information to, the Commission. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

                      (I) if such sale is pursuant to an underwritten offering, obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as Holders' Counsel or the managing underwriters reasonably request;

                      (J) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as such seller or underwriters may reasonably request and are customarily included in such opinions;

                      (K) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the registration statement, an earnings statement covering a period of 12 months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act;

                      (L) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed; provided that the applicable listing requirements are satisfied;

                      (M) keep each seller of Registrable Securities advised in writing as to the initiation and progress of any registration under Sections 6(b), (c) or (d) hereunder;

                      (N) provide officers' certificates and other customary closing documents;

                      (O) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

                      (P) use its best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and cooperate with the holders of such Registrable Securities to facilitate the disposition of such Registrable Securities pursuant thereto.

               (ii) Seller Information. The Company shall be entitled to require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such Seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

               (iii) Notice to Discontinue. Each holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(f)(i)(F), such holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(f)(i)(F) and, if so directed by the Company, such holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including without limitation the period referred to in Section 6(f)(i)(B)) by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 6(f)(i)(F) to and including the date when the holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6(f)(i)(F).

        (g) Expenses.

               (i) Registration Expenses. The Company shall pay all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, this Agreement, including without limitation, (i) Commission, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or blue sky laws (including reasonable fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, engraving, messenger and delivery expense, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including without limitation any fees and expenses in connection with any "cold comfort" letters and any special audits incident to or required by any registration or qualification) regardless of whether such registration statement is declared effective and (v) all fees, charges and disbursements of Holder's Counsel (collectively, "Registration Expenses").

               (ii) Other Expenses. The Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which securities of the same class are then listed or the qualification for trading of the securities to be registered in each inter-dealer quotation system in which securities of the same class are then traded.

        (h) Indemnification; Contribution.

               (i) Indemnification by the Company. The Company agrees to indemnify, to the full extent permitted by law, each holder of Registrable Securities, its officers, directors, partners, members, managers, employees and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and, subject to Section 6(h)(iii) hereof, reasonable fees, disbursements and other charges of legal counsel) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein. The Company shall also indemnify any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

               (ii) Indemnification by Holders. In connection with any registration statement in which a holder of Registrable Securities is participating pursuant to Sections 6(b), (c) or (d) hereof, each such holder shall furnish to the Company in writing such information with respect to such holder as the Company may reasonably request or as may be required by law for use in connection with any such registration statement or prospectus and each holder agrees to indemnify, to the extent permitted by law, the Company, any underwriter retained by the Company and their respective directors, officers, members, managers, employees and each Person who controls the Company or such underwriter (within the meaning of the Securities Act and the Exchange Act) to the same extent as the foregoing indemnity from the Company to the holders, but only with respect to any such information furnished in writing by such holder expressly for use in such registration statement. Notwithstanding the provisions of this Section 6(h)(ii), a holder of Registrable Securities shall not be required to pay any indemnification in an amount in excess of the net proceeds received by such holder in the offering to which such registration statement relates.

               (iii) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the "Indemnified Party") agrees to give prompt written notice to the indemnifying party (the "Indemnifying Party") after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder, unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced thereby. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate legal counsel in any such action and participate in the defense thereof, but the fees, disbursements and other charges of such legal counsel (other than reasonable costs of investigation) shall be paid by the Indemnified Party unless (x) the Indemnifying Party agrees to pay the same, (y) the Indemnifying Party fails to assume the defense of such action with legal counsel satisfactory to the Indemnified Party in its reasonable judgment or (z) the named parties to any such action (including any impleaded parties) have been advised by such legal counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same legal counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party. In either of such cases the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.

               (iv) Contribution. If the indemnification provided for in this
Section 6(h) from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 6(h)(i), 6(h)(ii) and 6(h)(iii), any fees, charges or expenses (including fees, disbursements and other charges of legal counsel) reasonably incurred by such party in connection with any investigation or proceeding.

        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(h)(iv) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(h)(iv), a holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such holder in the offering to which such registration statement relates exceeds the amount of any damages that such holder has otherwise been required to pay. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person.

               (v) Survival. The indemnity and contribution covenants contained in this Section 6(h) shall remain operative and in full force and effect regardless of (x) any investigation made by or on behalf of a holder or any person controlling a holder, (y) any sale of any Registrable Securities pursuant to this Agreement and receipt by the holders of the proceeds thereof, or (z) any termination of this Agreement for any reason, including after the initial filing of the registration statement to which these indemnity and contribution covenants relate.

        (i) Rules 144 and 144A. The Company covenants that following consummation of its Initial Public Offering it shall duly and timely file any reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder; and that it shall take such further action as each holder of Registrable

Securities may reasonably request (including providing any information necessary to comply with Rules 144 and 144A under the Securities Act), all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Rule 144A under the Securities Act, as such rules may be amended from time to time, or any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any holder of Registrable Securities, deliver to such holder a written statement as to whether it has complied with such requirements. Without limiting the foregoing, the Company agrees that:

               (i) it will, if required by law, maintain a registration statement (containing such information and documents as the Commission shall specify) with respect to the Common Stock under Section 12 of the Exchange Act and will timely file such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to said Section 12;

               (ii) it will, if a registration statement with respect to the Common Stock under Section 12 is effective, or if required by Section 15(d) of the Exchange Act, make whatever filings with the Commission or otherwise make generally available to the public such financial and other information as may be necessary to enable the holders of Registrable Securities to be permitted to sell shares of Common Stock pursuant to the provisions of Rule 144 promulgated under the Securities Act (or any successor rule or regulation thereto); and

               (iii) it will, at any time when any holder of Registrable Securities desires to make sales of any Registrable Securities in reliance on Rule 144A under the Securities Act (or any successor rule or regulation), provide such holder and any prospective purchaser therefrom with the information required by Rule 144A and otherwise cooperative with the holder in connection with such sale.

        The Company represents and warrants that any registration statement or any information document or report filed with the Commission in connection with the foregoing or any information so made public shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The Company agrees to indemnify and hold harmless (or to the extent the same is not enforceable, make contribution to) the seller of Registrable Securities, its partners, officers, directors, employees and agents and each broker, dealer or underwriter (within the meaning of the Securities
Act) acting for any such seller in connection with any offering or sale by such seller of Registrable Securities or any person, firm or corporation controlling (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller and any such broker, dealer or underwriter from and against any and all losses, claims, damages, liabilities or expenses (or actions in respect thereof) arising out of or resulting from any breach of the foregoing representation or warranty, all on terms and conditions comparable to those set forth in Section 6(h) of this Agreement.

        (j) Limitation on Registration Rights of Others. The Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company. The Company covenants and agrees that, so long as any Registrable Securities remain outstanding, the Company will not, directly or indirectly, grant to any Person or agree to or otherwise become obligated in respect of rights of registration in the nature or substantially in the nature of those set forth hereunder, unless approved in writing by the Investors.

        SECTION 7. Anti-Dilution.

        (a) Issuance of Common Stock. If at any time the Company shall issue or sell any Additional Shares of Common Stock (whether directly or in connection with a merger, share exchange or otherwise) for a consideration per share less than the greater of $134.43, as adjusted on the same basis as any adjustments required (or that would have been required if the Warrants were then outstanding) to be made to the Exercise Price (as defined in the Warrants) pursuant to Section 3(a) of the Warrants (including without limitation as the result of any adjustment to the Aggregate Number pursuant to Section 3(a)(iv) thereunder) (the "Trigger Price"), and Fair Market Value Per Share (in each case, determined as of the date of issuance of such Additional Shares of Common Stock), the Company shall offer for sale to each Equity Holder at a purchase price of $.001 per share, in proportion to each Equity Holder's holdings of Warrant Shares and Purchased Capital Stock, the opportunity to purchase concurrently with the issuance of such Additional Shares of Common Stock, a number of shares of Common Stock (which at the option of each Equity Holder shall be shares of either Class A Common Stock or Class B Common Stock) necessary to make the aggregate number of shares of Purchased Capital Stock and Warrant Shares (the "Aggregate Number") equal to the product of the Aggregate Number in effect immediately prior thereto and a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted basis immediately following such issuance (including the number of such Additional Shares of Common Stock so issued) and (B) the denominator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted basis immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the greater of the Trigger Price and Fair Market Value Per Share; provided, however, the provisions of this Section 7(a) shall not apply to any issuance of shares of Common Stock upon the exercise or conversion of any Options or Convertible Securities, provided that any adjustment required to have been made upon the issuance of such Options or Convertible Securities pursuant to Section 7(b) shall have been made.

        (b) Options and Convertible Securities. If at any time the Company shall in any manner (whether directly, or by assumption in a merger in which the Company is the surviving corporation or otherwise) issue or sell any Options or Convertible Securities (other than Incentive Stock Plan Pool Shares), whether or not the rights to subscribe, purchase, exchange or convert thereunder are immediately exercisable, and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to such Options or Convertible Securities shall be less than the greater of the Trigger Price and Fair Market Value Per Share (in each case determined as of the date of issuance of such Options or Convertible Securities) then the Company shall offer to each Equity Holder the opportunity to purchase, in proportion to each Equity Holder's holdings of Warrant Shares and Purchased Capital Stock, the number of shares of Common Stock required by Section 7(a) pursuant to the terms thereof assuming that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Options or Convertible Securities shall be deemed to have been issued as of the date of issuance of such Options or Convertible Securities and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such Additional Shares of Common Stock pursuant to the terms of such Options or Convertible Securities.

        (c) Miscellaneous. The following provisions shall be applicable to the making of any issuances of Common Stock provided in this Section 7(a) and (b):

               (i) The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Company or any of its Subsidiaries shall be deemed an issuance thereof for the purposes of this
Section 7.

               (ii) To the extent that any shares of Common Stock or any Options or Convertible Securities (1) are issued solely for cash consideration, the consideration received by the Company therefor shall be deemed to be the amount of the cash received by the Company therefor, (2) are offered by the Company for subscription, the consideration received by the Company shall be deemed to be the subscription price, or (3) are sold to underwriters or dealers for public offering, the consideration received by the Company shall be deemed to be the public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends. To the extent that any portion of such issuance shall be for a consideration other than cash, the amount of such consideration shall be deemed to be the fair market value of such consideration at the time of such issuance, determined in the manner set forth in Section 7(c)(vi).

               (iii) The consideration for any shares of Common Stock issuable pursuant to the terms of any Convertible Securities or Options shall be equal to (1) the consideration received by the Company for issuing any warrants, options or other rights to subscribe for or purchase such Convertible Securities or Options, plus (2) the consideration paid or payable to the Company in respect of the subscription for or purchase of such Convertible Securities or Options, plus (3) the consideration, if any, payable to the Company upon the exercise of the Options or the right of conversion or exchange of such Convertible Securities; provided, however, notwithstanding the foregoing the consideration for any shares of Common Stock issuable pursuant to the terms of any Options granted pursuant to the Incentive Stock Plan that are not Incentive Stock Plan Pool Shares shall be deemed to be $0.

               (iv) In case of the issuance at any time of any shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Company shall be deemed to have received for such shares of Common Stock or Convertible Securities consideration equal to the amount of such dividend so paid or satisfied.

               (v) Notice of Proposed Actions. In case the Company shall propose to take any action (including without limitation the issuance of any Additional Shares of Common

Stock, Options or Convertible Securities) that would require the Company to offer for sale to any Equity Holder shares of Common Stock pursuant to Section 7(a) or 7(b), then in each such case the Company shall give to each such Equity Holder written notice of such proposed action, which shall describe the action and specify the date on which it is proposed to take place, and shall also set forth the number of shares of Common Stock such Equity Holder is entitled to purchase pursuant to this Section 7 and the aggregate purchase price therefor. Such notice shall be so given at least thirty (30) days prior to the date of the taking of such proposed action and shall constitute a binding offer of the Company to sell such shares of Common Stock (which at the option of each Equity Holder shall be shares of either Class A Common Stock or Class B Common Stock) to such Equity Holder on the terms set forth therein.

               (vi) Fair Market Value. Whenever Common Stock is to be issued pursuant to Section 7(a) or (b) in addition to any certificate required to be provided by Section 7(c)(ii), the Company shall also promptly provide to such holder a certificate signed by the chief financial officer of the Company, setting forth a description of the basis on which the Board determined the fair market value of any evidences of indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights, or other property.
 In the case of any determination of fair market value, any recipient may object to the determination in such certificate by giving written notice within ten (10) Business Days of the receipt of such certificate and, if such recipient and the Company cannot agree to the fair market value within ten (10) Business Days of the date of such recipient's objection, the fair market value shall be determined by a national or regional investment bank or a national accounting firm mutually selected by such recipient and the Company, the fees and expenses of which shall be paid fifty percent (50%) by the Company and fifty percent (50%) by such recipient unless (i) such determination results in a fair market value more than one hundred ten percent (110%) of the fair market value determined by the Board, in which case such fees and expenses shall be paid by the Company (or (ii) such determination results in a fair market value less than ninety percent (90%) of the fair market value determined by the Board, in which case such fees and expenses shall be paid by such recipient. The Company shall keep at its principal office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any holder of Purchased Capital Stock or Warrant Shares or any prospective purchaser of such Capital Stock if so designated by any such holder.

        (d) Other Action Affecting Common Stock. If at any time the Company shall take any action of the type contemplated in Section 7(a) or (b) hereof but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then, unless in the opinion of the Board such action will not have a material adverse effect upon the rights of holders of Purchased Capital Stock and Warrant Shares (taking into consideration, if necessary, any prior actions which the Board deemed not to materially adversely affect the rights of such holders), the Company shall issue Common Stock to such holders in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

        (e) No Impairment and Other Covenants.

               (i) No Impairment. The Company will not, by amendment of the Company Charter Documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Section 7, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of each holder of Purchased Capital Stock or Warrant Shares against the type or nature of dilution or other impairment for which protection is contemplated to be afforded such holder in this Section 7. Without limiting the generality of the foregoing, the Company agrees that it (a) will not increase the par value of the Common Stock, (b) will not create any class of common equity security other than the Class A Common Stock and the Class B Common Stock and (c) will take all such action as may be reasonably necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock under this
Section 7.

               (ii) Reservation of Authorized Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares such number of its duly authorized shares of Class A Common Stock and Class B Common Stock as shall be sufficient to enable the Company at any time to fulfill all of its obligations hereunder.

               (iii) Affirmative Actions to Permit Exercise and Realization of Benefits. If any shares of Common Stock to be issued pursuant to this Section 7 hereof require registration with or approval of any governmental authority under any federal or state law before such shares or other securities may be validly delivered, then the Company covenants that it will, at its sole expense, secure such registration or approval, as the case may be. The Company's obligation hereunder shall apply also to approvals or expirations of waiting periods required under the HSR Act and with respect to any filings under the HSR Act, whether by the Company, any holder of Purchased Capital Stock or Warrant Shares or any other Person, the Company shall bear the costs of all such filing fees with respect to such filings, provided, however, that the Company shall not be responsible for any internal expenses of the Equity Holders with respect to such filings. The Company further agrees that at the request of any Equity Holder it will take all actions reasonably requested by such Equity Holder to prevent the applicability of the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 to any issuance of shares of Common Stock pursuant to this Section 7.

               (iv) Validly Issued Shares. The Company covenants that all shares of Common Stock that may be issued pursuant to this Section 7 shall upon delivery by the Company be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever other than those created by any holder of Purchased Capital Stock or Common Stock issued pursuant to
Section 7(a) or (b).


               (vi) Stamp Taxes. The Company shall pay all stamp taxes attributable to the issuance of shares of Common Stock pursuant to this Section 7.

        (f) Restrictions following Initial Public Offering; Restrictions on Grants of Incentive Stock Plan Pool Shares.

               (i) Restrictions following Initial Public Offering. Following the Initial Public Offering and until the Notes have been repaid in full the Company shall not without the prior written consent of the Investors take any action which would require any shares of Common Stock to be issued pursuant to this Section 7.

               (ii) Restrictions on Grants of Incentive Stock Plan Pool Shares. During the Incentive Stock Restricted Period, the Company shall not without the prior written consent of each Investor grant Options to members of the Ravizza Family and the Ryley Family to purchase in excess of 16,738 shares of Common Stock (subject to appropriate adjustment for Stock Dividends, Stock Subdivisions and Stock Combinations).

        SECTION 8. Specific Performance and Injunctive Relief. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by the Company, the Investors would be irreparably harmed and could not be made whole by monetary damages, and therefore the Company hereby waives the defense in any action for specific performance or injunctive relief that a remedy at law would be adequate. The Company agrees that the Investors, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement and to obtain injunctive relief in any action instituted in a court of proper jurisdiction.

        SECTION 9. Miscellaneous.

        (a) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

        (b) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. In the event of any inconsistency or conflict between the provisions contained herein and the provisions of the Certificate of Incorporation or Bylaws of the Company, the provisions hereof shall control and the parties hereto shall use their best efforts to cause the Company to correct such inconsistency or conflict.

        (c) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopy, recognized overnight courier service or personal delivery:

               (i)    if to the Company:

                      1132 North Seventh Street
                      San Jose, CA 95112
                      Attention:  Chief Financial Officer
                      Telecopy:   (408) 275-6987

               (ii)   if to BancAmerica:

                      BancAmerica Capital Investors SBIC I, L.P.
                      Bank of America Corporate Center
                      100 N. Tryon Street, 25th Floor
                      Charlotte, North Carolina 28255
                      Attention:  Ann Hayes
                      Telecopy:   (704) 386-6432

               (iii)  if to TA:

                      TA/Advent VIII L.P.
                      TA/Atlantic and Pacific IV L.P.
                      TA Executives Fund LLC
                      TA Investors LLC
                      TA Subordinated Debt Fund, L.P.
                      c/o TA Associates, Inc.
                      125 High Street, Suite 2500
                      Boston, MA 02110
                      Attention:  Roger Kafker
                      Telecopy:   (617) 574-6728

                      GPH CE Partners
                      c/o Goodwin, Proctor & Hoar LLP
                      Exchange Place
                      Boston, MA 02109
                      Attention:  John R. LeClaire, P.C.
                      Telecopy:   (617) 523-1231

        All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

        (d) Applicable Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

        (e) Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

        (f) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns and the registration rights and the other Equity Holder rights contained in this Agreement shall be automatically transferred to any subsequent holder of Warrant Securities, Purchased Capital Stock or Registrable Securities. Notwithstanding any transfer of such rights, all of the obligations of the Company hereunder shall survive any such transfer and shall continue to inure to the benefit of all Equity Holders.

        (g) Defaults. A default by any party to this Agreement in such party's compliance with any of the terms or conditions hereof or performance of any of the obligations of such party hereunder shall not constitute or excuse a default by any other party.

        (h) Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Warrant Securities, Purchased Capital Stock, Put Securities or Registrable Securities, to any and all shares of Capital Stock of the Company or any successor or assign of the Company (whether by merger, consolidation, share exchange, sale of assets or otherwise and including securities issued in exchange for Capital Stock in connection with a merger) which may be issued in respect of, in exchange for, or in substitution of the Warrant Securities, Purchased Capital Stock, Put Securities or Registrable Securities, by reason of a stock dividend, recapitalization, reclassification, merger, consolidation, share exchange or otherwise.

        (i) Amendments; Waivers. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by the Company and the Required Equity Holders.

        (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

        (k) No Inconsistent Agreements. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted under this Agreement.

        (l) Modification of Company Charter Documents. The Company shall not amend or consent to any modification, supplement or waiver of any provision of the Company Charter Documents in any manner which would have an adverse effect on the rights of any Equity Holder hereunder or under the Stockholders Agreement without the prior written consent of such Equity Holder (which consent shall not be unreasonably withheld or delayed).

        (m) Put Rights on Sale of the Company. The Company acknowledges that under Section 6 of the Stockholders Agreement, each Investor is entitled to a require the Company to purchase its shares of Purchased Capital Stock immediately prior to the consummation of a Sale of Company on the terms set forth therein. The Company agrees that it will take all necessary measures to ensure that each Investor receives the purchase price payable to it for its shares of Purchased Capital Stock pursuant to Section 6 of the Stockholders Agreement in the event such

Investor exercises its rights pursuant thereto in connection with the Sale of Company and agrees that it will not transfer on its stock records or issue any of the shares of the Company's capital stock to be transferred or issued in such Sale of Company unless such Investor has received such payment in respect of its Purchased Capital Stock.

        (n) Regulatory Requirements and Restrictions. In the event of any reasonable determination by an Equity Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (any such item, a "Regulatory Requirement"), such Equity Holder is effectively restricted or prohibited from holding any Put Security, Registrable Security, Warrant Security or Purchased Capital Stock (including any shares of capital stock or other securities distributable to such Equity Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realize upon or receive the benefits intended under this Agreement, the Company shall, and shall use its best efforts to have its stockholders, take such commercially reasonable action as such Equity Holder may deem reasonably necessary to permit such Equity Holder to comply with such Regulatory Requirement. The reasonable costs of taking such action, whether by the Company, any Equity Holder or otherwise, shall be borne by the Company. Such action to be taken may include without limitation the Company's authorization of one or more new classes of capital stock for which the Warrants may be exercised or making such modifications and amendments to the Company Charter Documents, the Warrants or any other documents and instruments related to or executed in connection herewith as may be deemed reasonably necessary by such Equity Holder, but shall not include the redemption or repurchase of any securities for cash until all Senior Indebtedness is paid in full in cash and all commitments to extend credit under the Senior Credit Agreement are terminated. Such Equity Holder shall give written notice to the Company of any such determination and the action or actions necessary to comply with such Regulatory Requirement, which notice and determination shall be conclusive absent manifest error, and the Company shall take all steps necessary to comply with such determination as expeditiously as possible.

                                     * * *

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first above written.


                             CUPERTINO ELECTRIC, INC.


                             By: /s/ JAMES S. RYLEY
                                ---------------------------------------------
                                  Name:  James S. Ryley
                                  Title: President


                             BANCAMERICA CAPITAL INVESTORS SBIC I, L.P.

                             By: BancAmerica Capital Management SBIC I, LLC, Its general partner


                             By:  /s/ ANN B. HAYES
                                ---------------------------------------------
                                  Ann B. Hayes
                                  Managing Director


                             TA/ADVENT VIII L.P.


                             By:  TA Associates VIII LLC, its General Partner

                                  By: TA Associates, Inc., its Manager

                                      By:                   *
                                         ------------------------------------

                             TA/ADVENT ATLANTIC AND PACIFIC IV L.P.

                             By:  TA Associates L.P., its General Partner

                                  By: TA Associates, Inc., its General Partner

                                      By:                   *
                                         -------------------------------------

                             TA INVESTORS LLC

                             By:  TA Associates L.P., its General Partner

                                  By:                   *
                                     ---------------------------------------


                             TA EXECUTIVES FUND LLC

                             By:  TA Associates L.P., its Manager

                                  By:                   *
                                     ---------------------------------------


                             TA SUBORDINATED DEBT FUND, L.P.

                             By:  TA Associates SDF LLC, its General Partner

                                 By:  TA Associates, Inc., its Manager

                                      By:               *
                                         -----------------------------------

                                    * /s/ ROGER KAFKER
                                      --------------------------------------
                                      Roger Kafker, Managing Director

                                   EXHIBIT A

                       INDEX TO ADDITIONAL DEFINED TERMS


               Term                                     Section
               ----                                     -------
               Affiliate                                1.01 (Purchase Agreement)
               Aggregate Number                         7(a) (this Agreement)
               Agreement                                Preamble (this Agreement)
               Approved Underwriter                     6(b)(iv) (this Agreement)
               Business Days                            1.01 (Purchase Agreement)
               Change of Control                        1.01 (Purchase Agreement)
               Commission                               1.01 (Purchase Agreement)
               Class A Common Stock                     1.01 (Purchase Agreement)
               Class B Common Stock                     1.01 (Purchase Agreement)
               Common Stock                             1.01 (Purchase Agreement)
               Company                                  Preamble (this Agreement)
               Company Charter Documents                1.01 (Purchase Agreement)
               Company Underwriter                      6(c) (this Agreement)
               Electing Investor                        6(b)(i)
               Eligible Offering                        3(a) (this Agreement)
               Event of Default                         13.01 (Purchase Agreement)
               Exercise Date                            5(a) (this Agreement)
               Exercise Notice                          5(b) (this Agreement)
               GAAP                                     1.01 (Purchase Agreement)
               Holders' Counsel                         6(f)(i)(A) (this Agreement)
               Indemnified Party                        6(h)(iii) (this Agreement)
               Indemnifying Party                       6(h)(iii) (this Agreement)
               Initial Public Offering                  1.01 (Purchase Agreement)
               Inspector(s)                             6(f)(i)(H) (this Agreement)
               Interest                                 5(f)(iv) (this Agreement)
               Investor                                 Preamble (this Agreement)
               Mergers and Redemptions                  1.01 (Purchase Agreement)
               Other Holders                            5(b) (this Agreement)
               Notes                                    1.01 (Purchase Agreement)
               Partially Available Funds                5(f)(iv) (this Agreement)
               Person                                   1.01 (Purchase Agreement)
               Purchase Agreement                       Preamble (this Agreement)
               Purchased Capital Stock                  1.01 (Purchase Agreement)
               Put Event                                4(b) (this Agreement)
               Put Notice                               5(a) (this Agreement)
               Put Price Per Share                      5(c) (this Agreement)
               Put Securities                           4(a) (this Agreement)
               QPO Standstill Period                    5(h) (this Agreement)
               Qualified Public Offering                1.01 (Purchase Agreement)
               Ravizza Family                           1.01 (Purchase Agreement)


               Records                                  6(f)(i)(H) (this Agreement)
               Redemption Date                          5(a) (this Agreement)
               Redemption Price                         5(c) (this Agreement)
               Redemption Price Calculation Date        5(c) (this Agreement)
               Registration Expenses                    6(g)(i) (this Agreement)
               Regulatory Requirement                   9(n) (this Agreement)
               Required Equity Holders                  1.01 (Purchase Agreement)
               Ryley Family                             1.01 (Purchase Agreement)
               Securities Act                           1.01 (Purchase Agreement)
               Selling Stockholders                     Preamble (this Agreement)
               Senior Indebtedness                      12.01 (Purchase Agreement)
               Subsidiary                               1.01 (Purchase Agreement)
               Warrants                                 1.01 (Purchase Agreement)
               Trigger Price                            7(a) (this Agreement)

                               TABLE OF CONTENTS

                                                                                   Page No.
                                                                                   --------
SECTION 1.  Definitions.................................................................1

SECTION 2.  Termination of Rights under Certain Provisions..............................5

SECTION 3.  Contractual Preemptive Rights...............................................6

SECTION 4.  Option to Put...............................................................7

SECTION 5.  Manner of Redemption........................................................8

SECTION 6.  Registration Rights........................................................10

SECTION 7.  Anti-Dilution..............................................................22

SECTION 8.  Specific Performance and Injunctive Relief.................................26

SECTION 9.  Miscellaneous..............................................................26